Exhibit 5.1

June 3, 2013

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering 376,372 shares of common stock, no par value (“Common Stock”), of Lakeland Bancorp, Inc. (the “Company”). The shares of Common Stock to which the Registration Statement relates are issuable pursuant to the replacement options resulting in accordance with the consummation of the Agreement and Plan of Merger, dated as of January 28, 2013, between the Company and Somerset Hills Bancorp (the “New Options”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock covered by the Registration Statement will be, when sold, paid for in full by the participants and issued in accordance with the terms of the New Options, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of New Jersey. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP